Exhibit 99.1

PRESS RELEASE

International Smart Sourcing, Inc. Announces
Extension on $1,500,000 Revolving Bank Loan

Farmingdale, NY, December 1st, 2004 – International Smart Sourcing, Inc. (OTCBB:ISSG), today announced that the $1,500,000 Commercial Revolving Loan Agreement with People’s Bank has been extended to November 30, 2005. People’s Bank previously extended the Company’s line of credit on October 29, 2004, until November 30, 2004, with no changes in the existing terms and conditions.

David Hale, president of the Company, commented, “We are pleased to inform shareholders of the extension of the Company’s line of credit for another year. The extension will continue to support the growth of our business and allow for additional resources to expand sales and marketing ”.

About International Smart Sourcing, Inc.

International Smart Sourcing, Inc. specializes in assisting companies in substantially reducing their cost of manufacturing by outsourcing all or part of their manufacturing to China. The Company’s services include project management, source selection, engineering coordination, quality assurance, logistics, and cost reduction. Product specializations are tooling, injection molding, die-casting, metal stampings, mechanical assemblies, and electromechanical assemblies. The Company has offices located in New York and China.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Any such statements are subject to risks and uncertainties, which could cause actual results to vary materially from those indicated. Actual results could differ due to a number of factors, including negative developments relating to unforeseen order cancellations or push outs, the company’s strategic relationships, the impact of intense competition and changes in our industry.

Company Contact:
David Hale, President & CFO
Phone: (631) 293-4796
dave@smart-sourcing.com